ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Updates Conference Presentation Information; Provides 4Q12 and 2013 Guidance; Provides Additional Operational and A&D Disclosures

SAN ANTONIO (November 30, 2012) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to update its upcoming presentation information, provide 4Q12 and 2013 guidance as well as provide additional operational and A&D disclosures.

Upcoming Presentations
Geoff King, VP and CFO of Abraxas, will be presenting at the Dahlman Rose Ultimate Oil Service and E&P conference in New York on Monday, December 3, 2012 at 7:50AM EST.   A webcast of this presentation is accessible on the Company’s website or by using the following link (http://wsw.com/webcast/dahlman17/axas/).

Geoff King, VP and CFO of Abraxas, will also be presenting at the CapitalOne Southcoast Energy Conference in New Orleans on Thursday December 6, 2012 at 10AM EST.

4Q12 Guidance
Abraxas expects 4Q12 production to average between 4,300-4,500 BOEPD.   The variance in guidance is due to the timing of completion and productivity of recent Bakken and Eagle Ford wells. The Company’s sale of its Nordheim properties, expected to close in mid-December, is reflected in this guidance.   Abraxas anticipates its exit rate to be substantially higher than fourth quarter average volumes, based on the expected completion of four wells in Abraxas’ continuous drilling program in the Bakken and Eagle Ford plays.

2013 Guidance
Abraxas expects 2013 production to average between 4,900-5,200 BOEPD, which equates to approximately 21-28% growth over 2012.   The Company is also actively marketing numerous assets which it deems non-core, assets with a low working interest or assets with little associated production that are not reflected in this guidance.

Abraxas’ board of directors recently approved the Company’s CAPEX budget for 2013 of $70mm. Abraxas’ internal model indicates at the current strip this CAPEX is fully supportable by current projected cash flow from operations including cash flow from Raven Drilling (which is treated as a credit to Abraxas’ full cost pool for accounting purposes and not reported in operating income or operating cash flow) and minimal use of the Company’s credit facility.   Abraxas plans to keep one drilling rig continuously operating in its Bakken and Eagle Ford plays throughout 2013.   Moreover, 100% of 2013 CAPEX is focused on the Company’s core basins in the Bakken, Eagle Ford and Permian as follows:

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

	Net Wells
	Drilled	Completed	Net CAPEX
Bakken Operated	5.3	3.8	$37.7
Bakken Non-Op	1.3	1.3	$10.0
Eagle Ford	2.6	2.6	$21.6
Permian	1.9	1.9	$0.7
			$70.0

Additional Operational and A&D Disclosure
In numerous presentations over the past three months the Company has highlighted three core principles to its business plan: refocus on its core basins, delever via asset sales of low working interest, low cash flow and low productivity assets and grow its production base off its high working interest core positions.   The execution of this plan is exemplified by the Company’s two recent sales of non-core assets for combined proceeds of approximately $22mm and operational update announced on November 27, 2012.  The Company remains actively engaged in additional sale processes on numerous non-core assets and will update the market on the progress of these sales when appropriate so as to not negatively affect the sale process.

Abraxas is also pleased to announce that the Company’s previously announced sale of its Alberta Basin properties in Montana closed yesterday.

Bob Watson, President and CEO of Abraxas commented, “Our business plan, CAPEX schedule and recent  asset sales exemplify the strides we are making in executing on our stated plan of refocusing the portfolio on our core basins, delevering the balance sheet and growing the production base off high working interest wells in our core basins.   Furthermore, our divestiture activity and schedule remains quite active and ongoing.   We look forward to updating the market regularly as we continue to execute on our stated business plan.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com